EXHIBIT 4.3

FORM OF NOTE

Lender: [_______________]	New York, New York
Principal Amount: $[_______]	[___________, ____]

FOR VALUE RECEIVED, the undersigned, Christie/AIX, Inc., a Delaware corporation (the “Borrower”), hereby promises to pay to the order of the lender set forth above (the “Lender”) the Principal Amount set forth above, or, if less, the aggregate unpaid principal amount of the Loans of the Lender to the Borrower, payable at such times and in such amounts as are specified in the Credit Agreement (as hereinafter defined).

The Borrower promises to pay interest on the unpaid principal amount of the Loans from the date made until such principal amount is paid in full, payable at such times and at such interest rates as are specified in the Credit Agreement. Demand, diligence, presentment, protest and notice of non-payment and protest are hereby waived by the Borrower.

Both principal and interest are payable in Dollars to General Electric Capital Corporation, as Administrative Agent, at [_________________], in immediately available funds.

This Note is one of the Notes referred to in, and is entitled to the benefits of, the Credit Agreement, dated as of August 1, 2006 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the Lenders party thereto and General Electric Capital Corporation, as administrative agent and collateral agent for the Lenders. Capitalized terms used herein without definition are used as defined in the Credit Agreement.

The Credit Agreement, among other things, (a) provides for the making of Loans by the Lender to the Borrower in an aggregate amount not to exceed at any time outstanding the Principal Amount set forth above, the indebtedness of the Borrower resulting from such Loans being evidenced by this Note and (b) contains provisions for acceleration of the maturity of the unpaid principal amount of this Note upon the happening of certain stated events and also for prepayments on account of the principal hereof prior to the maturity hereof upon the terms and conditions specified therein.

This Note is a Loan Document, is entitled to the benefits of the Loan Documents and is subject to certain provisions of the Credit Agreement, including Sections 1.5, 11.14(a) and 11.15 thereof.

This Note is a registered obligation, transferable only upon notation in the Register, and no assignment hereof shall be effective until recorded therein.

This Note shall be governed by, and construed and interpreted in accordance with, the law of the State of New York.

[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, the Borrower has caused this Note to be executed and delivered by its duly authorized officer as of the day and year and at the place set forth above.

CHRISTIE/AIX, INC.

By:______________________________________

Name:

Title:

[SIGNATURE PAGE FROM PROMISSORY NOTE OF CHRISTIE/AIX, INC. FOR THE BENEFIT OF [NAME OF LENDER]]